FIRST AMENDMENT TO THE
FUND OF FUNDS INVESTMENT AGREEMENT
This FIRST AMENDMENT (the “Amendment”) is entered into as of September 23, 2022 (the “Effective Date”) and amends the Fund of Funds Investment Agreement, dated as of January 19, 2022, (the “Agreement”) by and between/among Managed Portfolio Series (the “Acquiring Trust”), on behalf of each of its series, severally and not jointly, listed on Schedule A to the Agreement (the “Acquiring Funds”), and each series of the Direxion Shares ETF Trust (the “Acquired Funds”), excluding those listed on Schedule B to the Agreement (each, an “Excluded Fund”), severally and not jointly. Together, the Acquiring Trust, the Acquiring Funds and the Acquired Funds are the “Parties.”
WHEREAS, the Parties seek to amend the Agreement to revise Schedule B of the Agreement to remove the Direxion Daily S&P 500 Bull 3X Shares as an Excluded Fund in order to permit the Acquiring Funds to invest in the Direxion Daily S&P 500 Bull 3X Shares in excess of the limitations of Section 12(d)(1)(A) under the Investment Company Act of 1940, as amended (the “1940 Act”), in reliance on Rule 12d1-4 under the 1940 Act.

NOW THEREFORE, in consideration of the promises, covenants and agreements set forth herein and in the Agreement, the Parties hereby agree as follows:

1.Schedule B of the Agreement is hereby replaced with the attached amended Schedule B.

2.Section 7(b) of the Agreement is replaced with the following:

This Agreement may be amended only by a writing that is signed by each affected party, except that Schedule B may be amended by written notice to the Acquiring Funds.

3.Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

4.Except as set forth above, the remaining provisions of the Agreement are not otherwise modified and/or amended and all such provisions of the Agreement shall remain in full force and effect.

5.This Amendment may be executed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective
Date.

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MANAGED PORTFOLIO SERIES,
on behalf of each of its series, severally and not jointly, listed on Schedule A:

/s/ Brian Wiedmeyer
Name: Brian Wiedmeyer Title: President

DIREXION SHARES ETF TRUST, on
behalf of each of its series:

/s/ Alyssa B. Sherman
Name: Alyssa B. Sherman Title: Secretary

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SCHEDULE B
List of Excluded Series (Funds) of the Direxion Shares ETF Trust

Direxion Daily MSCI Brazil Bull 2X Shares (BRZU)
Direxion Daily CSI 300 China A Share Bull 2X Shares (CHAU) Direxion Daily CSI China Internet Index Bull 2X Shares (CWEB) Direxion Daily FTSE Europe Bull 3X Shares (EURL)
Direxion Daily MSCI India Bull 2X Shares (INDL)
Direxion Daily Junior Gold Miners Index Bull 2X Shares (JNUG) Direxion Daily Global Clean Energy Bull 2X Shares (KLNE) Direxion Daily MSCI South Korea Bull 3X Shares (KORU) Direxion Daily MSCI Mexico Bull 3X Shares (MEXX)
Direxion Daily Mid Cap Bull 3X Shares (MIDU)
Direxion Daily Gold Miners Index Bull 2X Shares (NUGT) Direxion Daily Russia Bull 2X Shares (RUSL)
Direxion Russell 1000 Growth Over Value ETF (RWGV) Direxion Russell 1000 Value Over Growth ETF (RWVG) Direxion Daily S&P 500 Bull 2X Shares (SPUU) Direxion Daily 20+ Year Treasury Bull 3X Shares (TMF) Direxion Daily Small Cap Bull 3X Shares (TNA) Direxion Daily 7-10 Year Treasury Bull 3X Shares (TYD)
Direxion Daily Robotics, Artificial Intelligence & Automation Index Bull 2X Shares (UBOT) Direxion Daily FTSE China Bull 3X Shares (YINN)

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